Exhibit 10.57
SECOND AMENDMENT
AND
EXTENSION TO LEASE AGREEMENT
     This is the Second Amendment and Extension to Lease Agreement dated May 29, 1997 by and between C.E. HOLMAN LIMITED PARTNERSHIP, having a mailing address of 40 Grove Street, Wellesley, Massachusetts 02181 (hereinafter referred to as the “Landlord”), and DOVER SADDLERY RETAIL, INC., having a mailing address of 525 Great Road, PO Box 1100, Littleton, MA 01460 (hereinafter referred to as the “Tenant”).
     WHEREAS, on May 29, 1997, Landlord entered into a lease (the “Lease”) with Tenant for premises located in a shopping area known as the Holman Block on Washington and Church Streets in the Town of Wellesley, County of Norfolk, Massachusetts, being more specifically designated as the two contiguous stores numbered 591 and 595 Washington Street comprising approximately 3,276 square feet on the first floor and basement (hereinafter the “Premises”); and
     WHEREAS, the Lease states that the term of the Lease shall be for a period of nine (9) years and ten (10) months, ending on the thirtieth (30th) day of June, 2007; and
     WHEREAS, the Lease states that the Tenant shall have the opportunity to extend the term of the Lease for one (1) successive period of five (5) years, but wishes to extend for ten (10) years and the Landlord agrees to a 10 year extension as set forth below; and
     WHEREAS, the Tenant desires to extend the term of the Lease for an additional ten (10) year period, commencing on July 1, 2007 and terminating on June 30, 2017; and
     WHEREAS, Landlord acknowledges that Tenant has provided timely notice of its intention to extend the term of the Lease for an additional ten (10) year period, commencing on July 1, 2007 and terminating on June 30, 2017.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties agree as follows:
1.	Pursuant to the terms of the Lease, Tenant is leasing the Premises from the Landlord for an agreed upon extended term, commencing on July 1, 2007 and terminating on June 30, 2017, with the Minimum Rent for the extended term fixed as hereinafter set forth. Effective July 1, 2007, the Minimum Rent shall no longer be subject to increases tied to the Consumer Price Index, hence the second paragraph within Section IV of the Lease is deleted in its entirety.
a.	July 1, 2007 through June 30, 2008 an annual Minimum Rent of $111,384.00 payable in equal monthly installments of $9,282.00;

b.	July 1, 2008 through June 30, 2009 an annual Minimum Rent of $117,936.00 payable in equal monthly installments of $9,828.00;

c.	July 1, 2009 through June 30, 2010 an annual Minimum Rent of $124,488.00 payable in equal monthly installments of $10,374.00;

d.	July 1, 2010 through June 30, 2011 an annual Minimum Rent of $131,040.00 payable in equal monthly installments of $10,920.00;

e.	July 1, 2011 through June 30, 2012 an annual Minimum Rent of $137,592.00 payable in equal monthly installments of $11,466.00;

f.	July 1, 2012 through June 30, 2013 an annual Minimum Rent of $137,592.00 payable in equal monthly installments of $11,466;

g.	July 1, 2013 through June 30, 2014 an annual Minimum Rent of $144,144.00 payable in equal monthly installments of $12,012.00;

h.	July 1, 2014 through June 30, 2015 an annual Minimum Rent of $150,696.00 payable in equal monthly installments of $12,558.00;

i.	July 1, 2015 through June 30, 2016 an annual Minimum Rent of $157,248.00 payable in equal monthly installments of $13,104.00; and

j.	July 1, 2016 through June 30, 2017 an annual Minimum Rent of $163,800.00 payable in equal monthly installments of $13,650.00
2.	Section XXIX of the Lease is deleted in its entirety and replaced as follows:

“XXIX. EXTENSION
The Lease having been extended through June 30, 2017, the Tenant shall have the right, to be exercised as hereinafter provided, to extend the term of this Lease for one (1) additional period of five (5) years upon the following terms and conditions:
1.	At the time of the exercise of such right, the Tenant shall not be in default in the performance of any of the terms, covenants, or conditions herein contained with respect to a matter as to which notice of default has been given hereunder and which has not been remedied within the time limited in this Lease and the Tenant, during the prior 5 years, must not have been in default in performance of any of the terms, covenants or conditions herein contained with respect to a matter as to which notice of default has been given hereunder on more than three (3) occasions regardless of whether said defaults were cured within the time allowed under this lease.

2.	Said extension shall be upon the same terms, covenants, and conditions as in this Lease provided, except that,
a.	There will be no further right to extend the term of this Lease beyond June 30, 2022;

b.	During the extension period beginning July 1, 2017 through June 30, 2022, the annual MINIMUM RENTAL rate payable by Tenant to Landlord shall be the fair market rental value of the premises. Said fair market rental value shall be determined as follows: Fair Market Rental shall be defined as the average per square foot rental for street level retail stores which have signed new leases within six (6) months on either side of December 31, 2016, in the Wellesley Shopping District. The Wellesley Shopping District shall be defined as the retail shopping area within Wellesley (not Wellesley Hills) on Washington Street and Church Street. Landlord shall on or before the expiration of thirty (30) days from the date of Landlord’s receipt written notice as provided below, inform Tenant of the annual MINIMUM RENTAL applicable to this extension period.

c.	If Tenant does not agree in either instance with the MINIMUM RENTAL within thirty (30) days of receipt of the notice of MINIMUM RENTAL from the Landlord, the fair market rental shall be a matter of arbitration, with each party bearing the cost of one arbitrator and splitting the cost of a third arbitrator chosen by the two arbitrators selected by the Landlord and Tenant. Arbitrators shall be persons professionally qualified to determine fair commercial rental value in the Town of Wellesley, having been active participants in the Wellesley real estate marker for a minimum of five (5) years. Landlord and Tenant agree to be bound by either the agreed upon rent or the arbitrated rent.

d.	The Tenant shall exercise its second right to extend the term of the Lease for the extension period July 1, 2017 through June 30, 2022 by notifying the Landlord of the Tenant’s election to exercise such right no later than October 1, 2016. Upon the giving of said notice, this Lease shall be deemed to be extended for the specified period, subject to the provisions of this article, without execution of any further instrument.”
3.	Tenant shall pay all past due Minimum Rent and Tenant’s Portion of real estate taxes and common expenses for the term ending June 30, 2007 forthwith. Landlord and Tenant agreed that the amounts due for all categories are $3,513.00

4.	Tenant shall pay all past due Minimum Rent and Tenant’s Portion of real estate taxes and common expenses for the extended term commencing July 1, 2007 forthwith.

5.	Tenant shall forthwith pay Landlord, as a one time additional Minimum Rent payment an amount equaling the amount Landlord paid Landlord’s appraiser to resolve the Minimum Rent issue the sum of $2,250.00.

6.	In all other respects, the Lease Agreement dated May 19, 1997 is ratified and confirmed.
     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment and Extension to Lease Agreement on this                      day of August, 2007.

LANDLORD: C.E. HOLMAN LIMITED PARTNERSHIP

By: Steven H. Grindle, President of The Holman Corporation,

By:	/s/ Steven H. Grindle
Its General Partner, duly authorized

TENANT: DOVER SADDLERY RETAIL, INC.
By:	/s/ Stephen L. Day
Its duly authorized President

5